FILED PURSUANT TO RULE 424(b)(3) AND (c)
REGISTRATION NUMBER 333-118949

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated September 30, 2004)

$115,000,000

TITAN INTERNATIONAL, INC.

5 ¼% SENIOR CONVERTIBLE NOTES DUE 2009

________________________

This prospectus supplement no. 3 supplements and amends the prospectus dated September 30, 2004 of Titan International, Inc., as amended and supplemented by prospectus supplement no. 1 dated December 28, 2004 and prospectus supplement no. 2 dated March 22, 2005, relating to the resale by certain selling securityholders of up to $115,000,000 aggregate principal amount of our 5 ¼% senior convertible notes due 2009 and shares of our common stock into which the notes are convertible.

You should read this prospectus supplement no. 3 in conjunction with the prospectus. This prospectus supplement no. 3 is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement no. 3 supersedes the information contained in the prospectus, as amended and supplemented.

The prospectus dated September 30, 2004, as amended and supplemented by prospectus supplement no. 1 dated December 28, 2004 and prospectus supplement no. 2 dated March 22, 2005 and this prospectus supplement no. 3 dated June 9, 2005 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to the offer and sale of the notes and shares of our common stock into which the notes are convertible. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended)”.

Our common stock is traded on the New York Stock Exchange under the symbol “TWI.” On June 8, 2005, the last reported sale price for our common stock was $15.45 per share.

INVESTING IN THE NOTES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.
________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
________________

The date of this prospectus supplement no. 3 is June 9, 2005

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated, LaSalle Debt Capital Markets, A Division of ABN AMRO Financial Services, Inc., and Harris Nesbitt Corp., as the initial purchasers in a private placement. The initial purchasers resold the notes to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the federal securities laws. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to the prospectus any or all of the notes and the shares of common stock issuable upon conversion of the notes.

The table below supersedes the table of selling securityholders contained on pages 31 through 33 of the prospectus, as previously amended and supplemented. The information below is based on information provided to us by or on behalf of the selling securityholders on or prior to 12:00 Noon., Eastern Daylight Time, on June 9, 2005. Because the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this prospectus supplement no. 3. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements, post-effective amendments or in other documents that we may file from time to time with the SEC, if and when necessary. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure on pages 33 and 34 of the prospectus under the heading “Plan of Distribution”.

Name	Aggregate Principal Amount of Notes Owned	Aggregate Principal Amount of Notes That May Be Sold	Percentage of Outstanding Notes Owned After Offering if All Notes are Sold	Shares of Common Stock Owned Prior to Conversion	Shares of Common Stock That May Be Sold(1)	Percentage of Common Stock Owned After Offering if All Shares are Sold
1976 Distribution Trust FBO A. R. Lauder/Zinterhofer	$5,000	$5,000	*	-0-	370	*
2000 Revocable Trust FBO A.R.Lauder/Zinterhofer	$4,000	$4,000	*	-0-	296	*
Acuity Master Fund, Ltd.	$1,225,000	$1,225,000	*	-0-	90,741	*
ADAR Investment Fund Ltd.	$22,500,000	$22,500,000	*	-0-	1,666,667	*
Advent Convertible Master (Cayman) L.P.	$3,903,000	$3,903,000	*	-0-	289,111	*
Alcon Laboratories	$286,000	$286,000	*	-0-	21,185	*
Alpha US Sub Fund 4 LLC	$127,000	$127,000	*	-0-	9,407	*
Argent Classic Convertible Arbitrage Fund L.P.	$630,000	$630,000	*	-0-	46,667	*
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.	$2,960,000	$2,960,000	*	-0-	219,259	*
Argent Classic Convertible Arbitrage Fund II, L.P.	$140,000	$140,000	*	-0-	10,370	*
Arlington County Employees Retirement System	$514,000	$514,000	*	-0-	38,074	*
Asante Health Systems	$98,000	$98,000	*	-0-	7,259	*
Banc of America Securities LLC	$1,000,000	$1,000,000	*	-0-	74,074	*
Bancroft Convertible Fund, Inc.	$1,000,000	$1,000,000	*	-0-	74,074	*
Basso Holdings Ltd.	$2,900,000	$2,900,000	*	-0-	214,815	*
Basso Multi-Strategy Holding Fund Ltd.	$4,350,000	$4,350,000	*	-0-	322,222	*
BNP Paribas Equity Strategies, SNC	$2,901,000	$2,901,000	*	-0-	214,889	*
CALAMOS® Growth & Income Portfolio - CALAMOS® Advisors Trust	$100,000	$100,000	*	-0-	7,407	*
CALAMOS® Growth & Income Fund - CALAMOS® Investment Trust	$4,900,000	$4,900,000	*	-0-	362,963	*
John Chulick	$250,000	$250,000	*	-0-	18,519	*
Citigroup Global Markets Ltd.	$15,000,000	$15,000,000	*	-0-	1,111,112	*
City and County of San Francisco Retirement System	$1,127,000	$1,127,000	*	-0-	83,482	*
City of New Orleans	$155,000	$155,000	*	-0-	11,481	*
City University of New York (CUNY)	$114,000	$114,000	*	-0-	8,444	*
CNH CA Master Account, L.P.	$1,500,000	$1,500,000	*	-0-	111,111	*
Coastal Convertible Ltd	$1,000,000	$1,000,000	*	-0-	74,074	*
Coda Capital Management, LLC	$1,000,000	$1,000,000	*	-0-	74,074	*
Coda Capital ND Portfolio	$200,000	$200,000	*	-0-	14,815	*
Coda - KHPE Convertible Portfolio	$400,000	$400,000	*	-0-	29,630	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$2,412,000	$2,412,000	*	-0-	178,667	*
DBAG London	$903,000	$903,000	*	-0-	66,889	*
Deephaven Domestic Convertible Trading Ltd.	$709,000	$709,000	*	-0-	52,519	*
Delaware Public Employees Retirement System	$915,000	$915,000	*	-0-	67,778	*
Deutsche Bank Securities Inc.	$3,500,000	$3,500,000	*	-0-	259,259	*
Ellsworth Convertible Growth and Income Fund, Inc.	$1,000,000	$1,000,000	*	-0-	74,074	*
Gartmore Convertible Fund	$850,000	$850,000	*	-0-	62,963	*
Grady Hospital Foundation	$244,000	$244,000	*	-0-	18,074	*
HFR CA Opportunity Mst. Trst.	$244,000	$244,000	*	-0-	18,074	*
Independence Blue Cross	$564,000	$564,000	*	-0-	41,778	*
James Mellor Trust	$100,000	$100,000	*	-0-	7,407	*
Laurel Ridge Capital, LP	$1,500,000	$1,500,000	*	-0-	111,111	*
LW Paxson Convertible Portfolio	$100,000	$100,000	*	-0-	7,407	*
Lyxor/Convertible Arbitrage Fund Limited	$440,000	$440,000	*	-0-	32,593	*
Lyxor/Quest Fund Ltd.	$1,200,000	$1,200,000	*	-0-	88,889	*
McMahan Securities Co. L.P.	$109,000	$109,000	*	-0-	8,074	*
Merrill Lynch, Pierce, Fenner & Smith Inc. (2)	$1,000,000	$1,000,000	*	-0-	74,074	*
Mill River Master Fund L.P.	$1,000,000	$1,000,000	*	-0-	74,074	*
Mohican VCA Master Fund, Ltd.	$600,000	$600,000	*	-0-	44,444	*
Morgan Stanley & Co. Incorporated	$3,500,000	$3,500,000	*	146,214	259,259	*
Richard Mueller	$100,000	$100,000	*	-0-	7,407	*
Municipal Employees	$195,000	$195,000	*	-0-	14,444	*
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	$2,625,000	$2,625,000	*	-0-	194,445	*
New Orleans Firefighters Pension/Relief Fund	$28,000	$28,000	*	-0-	2,074	*
Occidental Petroleum Corporation	$214,000	$214,000	*	-0-	15,852	*
Policemen and Firemen Retirement System of the City of Detroit	$435,000	$435,000	*	-0-	32,222	*
Pond Point Partners Master Fund, LTD	$1,000,000	$1,000,000	*	-0-	74,074	*
Pro-Mutual	$669,000	$669,000	*	-0-	49,556	*
Putnam Convertible Income - Growth Trust	$7,930,000	$7,930,000	*	-0-	587,408	*
Putnam High Income Bond Fund	$1,070,000	$1,070,000	*	-0-	79,259	*
Quest Global Convertible Master Fund, Ltd	$500,000	$500,000	*	-0-	37,037	*
RFE Company LLC	$275,000	$275,000	*	-0-	20,370	*
Ritchie Convertible Arbitrage Trading	$400,000	$400,000	*	-0-	29,630	*
S.A.C. Arbitrage Fund, LLC	$2,000,000	$2,000,000	*	116,281	148,148	*
Sagamore Hill Hub Fund, Ltd.	$15,000,000	$15,000,000	*	-0-	1,111,112	*
SG Americas Securities, LLC	$30,000	$30,000	*	-0-	2,222	*
Salomon Brothers Asset Management, Inc.	$7,500,000	$7,500,000	*	-0-	555,556	*
Severn River Master Fund, Ltd.	$11,000,000	$11,000,000	*	-0-	814,815	*
Singlehedge US Convertible Arbitrage Fund	$768,000	$768,000	*	-0-	56,889	*
Sphinx Convertible Arbitrage Fund SPC	$41,000	$41,000	*	-0-	3,037	*
State of Maryland Retirement Agency	$2,455,000	$2,455,000	*	-0-	181,852	*
Sturgeon Limited	$603,000	$603,000	*	-0-	44,667	*
Tenor Opportunity Master Fund, Ltd.	$1,375,000	$1,375,000	*	-0-	101,852	*
Trustmark Insurance Company	$285,000	$285,000	*	-0-	21,111	*
Value Line Convertible Fund Inc.	$250,000	$250,000	*	-0-	18,519	*
Van Eck WW Absolute Rtn. Fund	$100,000	$100,000	*	-0-	7,407	*
Vicis Capital Master Fund	$2,000,000	$2,000,000	*	-0-	148,148	*
Victus Capital, LP	$2,750,000	$2,750,000	*	-0-	203,704	*
Xavex Convertible Arbitrage 10 Fund	$270,000	$270,000	*	-0-	20,000	*
_____     ________________________________
                *  Less than 1%.
(1) Assumes conversion of all of the holder’s notes at a conversion rate of 74.0741 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate will be subject to adjustment as described under “Description of Notes--Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) As noted above, the notes were originally issued by us and sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated, LaSalle Debt Capital Markets, A Division of ABN AMRO Financial Services, Inc., and Harris Nesbitt Corp., as the initial purchasers in a private placement. Merrill Lynch, Pierce, Fenner & Smith Incorporated has engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. It has received customary fees and commissions for these transactions.